Joint Filer Information

Names:	Deerfield Partners, L.P., Deerfield International Master Fund, L.P.

Address:	780 Third Avenue, 37th Floor New York, NY 10017

Designated Filer:	Deerfield Management Company, L.P.

Issuer and Ticker Symbol:	eHealth, Inc. [EHTH]

Date of Earliest Transaction Required to be Reported:	March 6, 2015

The undersigned, Deerfield Partners, L.P. and Deerfield International Master Fund, L.P., are jointly filing the attached Statement of Changes in Beneficial Ownership on Form 4 with Deerfield Management Company, L.P. with respect to the beneficial ownership of securities of eHealth, Inc.

Signatures:

DEERFIELD PARTNERS, L.P.

By:  Deerfield Mgmt, L.P., General Partner

By:  J.E. Flynn Capital, LLC, General Partner

By: /s/ Jonathan Isler
       Jonathan Isler, Attorney-In-Fact

DEERFIELD INTERNATIONAL MASTER FUND, L.P.

By:  Deerfield Mgmt, L.P., General Partner

By:  J.E. Flynn Capital, LLC, General Partner

 By: /s/ Jonathan Isler
       Jonathan Isler, Attorney-In-Fact